Exhibit 10.18

SLS LAS VEGAS HOTEL AND CASINO

EMPLOYMENT AGREEMENT

BETWEEN

SBEHG LAS VEGAS I, LLC

AND

GABRIEL FRUMUSANU

Dated July _19_, 2013

This Employment Agreement (this “Agreement”) is made and entered into as of the _19_ day of July, 2013 by and between Gabriel Frumusanu (“  ”), located at 9601 Lisa Lane, Perrysburg, OH 43551, and SBEHG Las Vegas I, LLC (the “Company”).

WHEREAS, the Company wishes to employ you, and you wish to serve the Company, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of mutual promises and covenants set forth herein, the sufficiency of which is hereby acknowledged, the Company and you agree as follows:

1.	Term of Agreement.

The term of your employment with the Company will commence on August 26, 2013 (subject to the successful completion of a background check and drug test) and will continue until August 25, 2016 (“Term”). Notwithstanding the Term, the Company may terminate this Agreement with or without cause, immediately upon written notice from you; provided that if the Company terminates your employment without cause, the Company shall pay you a severance amount equal to three (3) months of your then current salary, which the Company may elect to pay in equal amounts in accordance with the Company’s normal payroll practices over such three (3) month period Should you choose to resign from your employment prior to the completion of the Term, you agree to provide the Company at least thirty (30) days’ prior written notice. You agree that the failure to provide such notice will result in your forfeiture of any unpaid commission or bonus otherwise available to you.

2.	Duties.

You shall be employed as the Company’s Vice President of Finance and will report directly to the Company’s President and Chief Operating Officer, with a “dotted line relationship” to she’s Chief Financial Officer, unless determined otherwise by the Company. Your duties will include such duties that are customarily performed by a Vice President of Finance in the hospitality, gaming and development industries. You shall comply with all policies, orders and directives as may from time to time be issued by the Company, including, without limitation, any policies set forth in any Employee Handbook implemented b)’ the Company. You shall devote your best efforts to the performance of your duties hereunder and shall not engage in any other business or employment which would prevent you from fully and satisfactorily performing services required by the Company or which would result in a conflict of interest.

3.	Compensation.

Subject to all customary withholdings and deductions required by law, you shall be compensated for your services at a base salary of $150,000.00 per year, paid in accordance with the Company’s normal payroll schedule. You shall be eligible to participate in the Company’s bonus program and earn a bonus amount which shall be determined in the Company’s sole discretion. Any additional bonuses or changes in compensation shall be at the Company’s sole discretion.

Additionally, you shall also be reimbursed for your direct, out of pocket, and reasonable moving expenses upon the Company’s receipt of written substantiation, such expenses not to exceed

$7,500. If the Company terminates your employment for cause or you voluntarily resign from your employment with the Company on or prior to August 25, 2014, you shall return to the Company a pro-rated portion of such reimbursement amount (amortized over the one (1) year period), and the Company shall have the right to offset any reimbursement repayment amount due from you to the Company against any other amounts owed by the Company to you.

4.	Benefits /Additional Expenses.

You will be entitled to participate in all applicable employee health and welfare benefit plans that are generally available to the Company’s employees to the extent you are eligible under the general provisions thereof. All issues as to eligibility for any specific benefit and payment of employee welfare benefits shall be as set forth in the applicable company policy, insurance policy or plan documents.

You are also eligible to accrue two (2) weeks of vacation during your first year of employment. You will be eligible for paid holiday and other employee benefits in accordance with the Company policies set forth in the Employee Handbook and Employee Benefits Package to be implemented by the Company .

The Company shall reimburse you for any reasonable, pre-approved company business and travel related expenses, including flight and lodging, upon receipt of written substantiation.

5.	Confidentiality/Non-Compete/Non-Solicitation.

As a condition of employment, you and the Company shall enter into a Confidentiality /Non-Solicitation/Non-Compete Agreement attached hereto as Exhibit A.

6.	Results and Proceeds.

All results and proceeds of your services hereunder, including without limitation all materials, ideas, works of authorship and other intellectual properties created or contributed by you in connection with your employment hereunder during the term hereof (the “Material”) are and shall be deemed to be works made-for-hire for the Company. Accordingly, the Company is and shall be considered the author and, at all stages of completion, the sole and exclusive owner of the Material and all right, title and interest therein. If under any applicable law the fact that the Material is a work made for hire is not effective to place authorship and ownership of the Material and all rights therein in the Company, then to the fullest extent allowable and for the full term of protection otherwise accorded to you under such applicable law, you hereby assign and transfer to the Company the Material and all rights therein. You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to the Material.

7. Arbitration.

As a condition of employment, you and the Company shall enter into an Arbitration Agreement attached hereto as Exhibit B.

8.	No Conflicts.

You acknowledge that there are no agreements, relationships or commitments to any other person or entity that could conflict with or otherwise limit your employment with the Company and/ or the fulfillment of your job obligations under this Agreement. You agree to not disclose to the Company, its employees, agents or affiliates or use, or induce the Company, its employees, agents or affiliates to use, any proprietary information or trade secrets of any other person or entity. You further represent and warrant that you have returned all property and confidential information belonging to all of your prior employers.

9.	Waiver or Modification.

No provision of this Agreement may be modified, amended, or waived unless in writing and signed by you and an officer of the Company. A waiver of any one provision shall not be deemed to be a waiver of any other provision.

10.	Survival.

It is the express intention and agreement of the parties hereto that the provisions of Sections 5, G and 7, and Exhibits A and B, shall survive the ending of your employment.

11.	Severability.

Should any provision of this Agreement be held invalid, void, or unenforceable for any reason, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of the Agreement and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

12.	Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Nevada or federal law as applicable.

13.	Entire Agreement.

This Agreement and exhibits constitute the complete understanding between you and the Company concerning the terms of your employment. All prior representations, agreements, arrangements and understandings between or among you and representatives of the Company, whether oral or written, have been fully and completely merged herein and are fully superseded by this Agreement.

14.	Agreement Read By You.

You acknowledge that you have read and understand this Agreement, and agree that you have signed it voluntarily without duress or undue influence imposed on you of any kind.

If all of the terms set forth above are acceptable to you, please sign and date this Agreement and return the original to us. We look forward to a mutually beneficial relationship.

Very truly yours,

SBEHG LAS VEGAS I, LLC

Rob Oseland

President & COO

SLS Las Vegas Hotel & Casino

EMPLOYEE’S ACCEPTANCE

I have carefully read and understand the foregoing Agreement at-will employment with the Company and voluntarily agree to be bound by and comply with all of its terms and conditions.

Signature	Date	Social Security No.